EXHIBIT 99.1

Zoom Telephonics Reports Results for the Third Quarter of 2012

Boston, MA, November 1, 2012 –Zoom Telephonics, Inc. (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $3.4 million for the third quarter ended September 30, 2012, up 12.7% from $3.0 million for the third quarter of 2011.  Zoom reported a net loss of $155 thousand or $0.02 per share for Q3 2012, compared to a net loss of $265 thousand or $0.05 per share for Q3 2011.

Gross profit was $859 thousand or 25.0% of net sales in Q3 2012, up from gross profit of $759 thousand or 24.9% of net sales in Q3 2011.

Operating expenses were $993 thousand or 28.9% of net sales in Q3 2012, down slightly from $1.02 million or 33.6% of net sales in Q3 2011.  Selling expenses decreased $46 thousand to $431 thousand from Q3 2011 to Q3 2012 due primarily to lower freight costs and lower advertising costs.  G&A expenses decreased $15 thousand to $295 thousand from Q3 2011 to Q3 2012 due primarily to lower rent and related expenses after Zoom reduced its occupied space in Boston starting June 2012.  R&D expenses increased $31 thousand to $267 thousand from Q3 2011 to Q3 2012 due to increased firmware consulting costs to support new product development.

Zoom’s net sales of $11.2 million for the first three quarters of 2012 were up 24.6% from net sales of $9.0 million for the first three quarters of 2011. Zoom’s net loss was $0.5 million for the first three quarters of 2012 compared to a net loss of $0.9 million for the first three quarters of 2011.  The lower net loss for the first three quarters of 2012 was primarily due to an increase of $0.5 million in gross profit as a result of higher sales.

Zoom’s cash balance on September 30, 2012 was $178 thousand, down $466 thousand from December 31, 2011. Zoom’s $0.5 million increase in net accounts receivable, $0.5 million increase in net inventory and $0.4 million loss for the first nine months of 2012 decreased cash.  Zoom’s $0.8 million increase in bank debt increased cash as Zoom moved to minimize early-pay discounts and thereby increased the time to collect receivables.  Zoom’s current ratio was 2.4 on September 30, 2012.

“We are encouraged by our sales growth and improved operating results, but disappointed in the net loss for Q3 2012,” said Frank Manning, Zoom’s President and CEO.  “Our sales growth came primarily from our line of cable modem products, and our low margin for cable modem products  reduced our overall gross margin percentage. We expect to begin shipping a new cable modem in Q1 2013 that will improve our gross margin for cable modems.  Our sales should get a boost from Time Warner Cable’s recent decision to offer monthly savings starting this month to customers who purchase certified cable modems at retail.  We also continue to develop new products outside the cable modem area, including our coming ZoomGuardTM line of wireless sensors and controls.”

Zoom has scheduled a conference call for Friday, November 2 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 and international callers may dial (706) 643-5255.  The conference ID is 61425505.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q3, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.
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Forward Looking Statements
This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
        In thousands

       (Unaudited)

	9/30/12	12/31/11

ASSETS

Current assets:

Cash	$178	$644
Marketable securities	70	82
Accounts receivable, net	1,877	1,399
Inventories	3,142	2,723
Prepaid expenses and other	171	186

Total current assets	5,438	5,034

Property and equipment, net	31	20

Total assets	$5,469	$5,054

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$796	$--
Accounts payable	1,147	1,059
Accrued expenses	350	373

Total current liabilities	2,293	1,432

Total liabilities	2,293	1,432

Stockholders’ equity:

Common stock and additional paid-in capital	33,969	33,935
Accumulated other comprehensive income (loss)	368	356
Unrealized gain (loss) on securities	(243)	(231)
Retained earnings (accumulated deficit)	(30,918)	(30,438)

Total stockholders’ equity	3,176	3,622

Total liabilities & stockholders’ equity	$5,469	$5,054

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/12	9/30/11	9/30/12	9/30/11

Net sales	$3,435	$3,047	$11,243	$9,021
Cost of goods sold	2,576	2,288	8,475	6,705

Gross profit	859	759	2,768	2,316

Operating expenses:
Selling	431	477	1,459	1,596
General and administrative	295	310	908	917
Research and development	267	236	849	747
Total operating expenses	993	1,023	3,216	3,260

Operating profit (loss)	(134)	(264)	(448)	(944)

Other income (expense), net	(20)	(1)	(29)	70

Income (loss) before income taxes	(154)	(265)	(477)	(874)

Income tax expense (benefit)	1	—	3	1

Net income (loss)	$(155)	$(265)	$(480)	$(875)

Earnings (loss) per share:

Basic Earnings (loss) per share	$(0.02)	$(0.05)	$(0.07)	$(0.16)
Diluted Earnings (loss) per share	$(0.02)	$(0.05)	$(0.07)	$(0.16)

Weighted average number of shares outstanding:

Basic	6,974	5,451	6,974	5,451
Diluted	6,974	5,451	6,974	5,451